UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.         )

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WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Commencing May 17, 2013, WESCO International, Inc. sent the following to certain of its stockholders.

225 W. Station Square Drive Pittsburgh, PA 15219 (412) 454-2200

Dear WESCO colleagues/associates/stockholders:

WESCO, as a publicly held company, is required to hold an annual meeting of stockholders. This year’s meeting will be held Thursday, May 30. At the annual meeting, the stockholders will elect members of the Board of Directors and transact other business that requires stockholder approval.

WESCO’s Board is comprised of 10 Directors in three classes with each serving three-year terms. This year, WESCO received a shareholder proposal to “declassify” its Board of Directors and institute an annual election of all Board members. WESCO’s Board carefully considered the proposal and believes that declassification is not in the best interests of WESCO and its stockholders, and is recommending that WESCO’s stockholders vote against this proposal. The Board’s statement in opposition explaining the Board’s rationale is attached and can also be found on pages 58 – 59 of WESCO’s Proxy Statement.

We ask that if you are a shareholder that you vote against the proposal to declassify WESCO’s Board. Shareholders should have received a proxy statement with voting instructions. Should you have any questions, please contact Samantha O’Donoghue in our Legal Department.

Thank you for your time and consideration of this important matter.

Sincerely,

/s/ John J. Engel

John J. Engel

Chairman, President and Chief Executive Officer

225 W. Station Square Drive Pittsburgh, PA 15219 (412) 454-2200

Chers collègues / associé(e)s / actionnaires WESCO :

WESCO, en tant que société cotée en bourse, est dans l’obligation de tenir une assemblée annuelle des actionnaires. Cette année, la réunion aura lieu le jeudi 30 mai. À l’assemblée annuelle, les actionnaires éliront les membres du Conseil d’administration et traiteront toute autre question qui exige l’approbation des actionnaires.

Le conseil de WESCO est composé de 10 administrateurs dans trois groupes, chacun des mandats de service de trois ans. Cette année, WESCO a reçu une proposition d’actionnaire pour “déclasser” son Conseil d’administration et pour instituer une élection annuelle de tous les membres du Conseil d’administration. Le Conseil de WESCO a soigneusement examiné la proposition et estime que le déclassement n’est pas dans le meilleur intérêt de ses actionnaires de WESCO, et recommande que les actionnaires de WESCO votent contre cette proposition. La déclaration du Conseil dans l’opposition en expliquant le raisonnement du Conseil est en attaché et peut également être trouvé aux pages 58 à 59 de la Déclaration de Procuration WESCO.

Nous demandons que si vous êtes un actionnaire de voter contre la proposition de déclasser le Conseil de WESCO. Les actionnaires devraient avoir reçu une déclaration de procuration avec des directives de vote. Si vous avez des questions, s’il vous plaît communiquer avec Samantha O’Donoghue à notre département juridique.

Merci pour votre temps et votre considération concernant cette question importante.

Cordialement,

/s/ John J. Engel

John J. Engel

Président-directeur général

Attachment

The Board of Directors Statement in Opposition: The Board has carefully considered the proposal and believes it is not in the best interests of the stockholders. The Board recommends voting AGAINST the advisory proposal to declassify the Board of Directors for the reasons set forth below:

Protecting and Increasing Stockholder Value: A classified structure enhances the ability of the Board to obtain the best outcomes for its stockholders in the event of an unsolicited takeover proposal by promoting negotiation and evaluation of alternatives. It is designed to safeguard against an insurgent stockholder replacing the majority of Directors with its own nominees at a single meeting, thereby gaining control of the Company and its assets without paying fair market value to the Company’s stockholders. It does not preclude a takeover, but it provides the Board the ability to better evaluate the adequacy and fairness of proposed offers, consider alternatives, and protect stockholders against abusive or coercive tactics of a hostile party. Even with a classified Board, stockholders have the ability to elect a majority of the Board within two consecutive annual meetings, which could occur within as little as a twelve-month period, a short period of time for stockholders who are genuinely interested in maximizing the Company’s long-term value. If all Directors could be replaced at a single meeting, a short-term activist could deprive other stockholders from realizing the value that an experienced and knowledgeable Board would work to enhance. The Board has a fiduciary duty to act in a manner that it believes to be in the best interests of the Company and its stockholders, and the Board believes that the protection and leverage provided by a classified Board promote the creation of real long-term stockholder value.

Accountability to Stockholders: All directors, whether elected for one or three years, have the same fiduciary duties to stockholders and are equally accountable to stockholders. They represent all stockholders, not any special interest group or constituency. In the Board’s view, the proponent advocates a “one size fits all” structure without regard to individual characteristics of any company and without giving specific reasons why declassifying this Board should benefit this Company or you, its stockholders. Our Directors are accountable to our Company’s stockholders, and our stockholders currently have and have taken the opportunity to express their views on the performance of each of our Directors. The current members of our Board have been elected and re-elected by the stockholders of the Company, typically by an overwhelming majority. Accountability depends on the selection of responsible, ethical, qualified and experienced Directors, not on whether they serve one-year or three-year terms.

Independence and Long-Term Focus: We operate in cyclical industries and, as a result, our stock price has historically exhibited volatility over relatively short periods. Declassifying our Board could increase susceptibility to short-term activism to the benefit of special interests that may be adverse to the longer-term interests of our stockholders as a whole. Good corporate planning is strategic in nature and often requires several years to implement and realize results. A classified Board provides continuity and stability of decision-making and leadership, enabling Directors to take a long-term perspective and make decisions necessary to maximize stockholder value over the long-term while being sensitive to short-term needs or objectives.

Financial Results and Stockholder Value Creation: Although the proposal mentions academic studies to support the notion that classified boards may have an adverse impact on stockholder value, it does not consider the Company’s actual performance. We have maintained our classified structure for our entire corporate history, and it has served our stockholders well. The Board and the Company’s management have demonstrated the benefit of strong leadership provided by experienced Directors who have served long enough to develop a deep knowledge of the Company’s business and have utilized that knowledge in the development and implementation of the Company’s long-term stockholder value creation strategy.

As evidenced in the charts below, the Company’s total shareholder return has grown at a 10% compounded annual growth rate (CAGR) since its initial public offering in May 1999, more than twice the CAGR of the Russell 2000 index over the same time period. Notably, total shareholder returns have exceeded both the Russell 2000 and the MSCI GICS Capital Goods Group over the 1 year, 3 year, 5 year and 10 year time frames. The Company’s enterprise value has grown at a 38% CAGR over the last 3 years and at a 15% CAGR since May 1999, when the Company was first publicly-traded.

The Company-specific performance reflects our Board’s commitment to value creation through a disciplined and fiscally responsible long-term growth strategy, which has served our stockholders well.

Total Shareholder Return

Enterprise Value

Stability and Continuity: A classified Board benefits the Company and its stockholders by providing for stability and continuity of leadership and ensuring that the Board comprises Directors who fully understand the Company’s strategy, business and operations. It provides stability to enhance mid- and long-term planning and provides a structure in which a majority of Directors have prior experience with the Company and thorough knowledge of its business. It allows the flexibility to refresh our Board with new ideas while preserving the continuity represented by experienced members of the Board. It helps attract and retain highly qualified Director candidates who are willing to make the long-term commitments of time and resources necessary to understand the Company, its operations and competitive environment.

Note that stockholder approval of this proposal would not by itself declassify the Board of Directors. To implement such a change, our Board must first adopt a resolution to authorize amendments to the Company’s Certificate of Incorporation and stockholders would then have to approve those amendments by an affirmative majority vote.

Recommendation: The Board of Directors unanimously recommends a vote AGAINST the proposal to declassify the Board.